Exhibit 2

                        AGREEMENT AND PLAN OF MERGER
                               BY AND AMONG
                          FIRST BUSEY CORPORATION,
                           FBC ACQUISITION CORP.
                                  AND
                           EAGLE BANCGROUP, INC.

                         Dated as of June 30, 1999

TABLE OF CONTENTS

ARTICLE I THE MERGER                                            	1
1.1	The Merger	                                                  1
1.2	Effective Time	                                              1
1.3	Effects of the Merger	                                       2
1.4	Effect on Capital Stock	                                     2
1.5	Stock Options	                                               3
1.6	The Closing	                                                 3

ARTICLE II EXCHANGE OF CERTIFICATES	                             3
2.1	Buyer to Make Merger Consideration Available	                3
2.2	Exchange of Certificates	                                    4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EAGLE	             5
3.1	Corporate Organization	                                      5
3.2	Capitalization	                                              6
3.3	Authority	                                                   7
3.4	Consents and Approvals	                                      7
3.5	Reports	                                                     7
3.6	SEC Documents	                                               8
3.7	Broker's Fees	                                               8
3.8	Absence of Certain Changes or Events	                        9
3.9	Legal Proceedings	                                           9
3.10	Taxes and Tax Returns	                                      9
3.11	Employee Benefit Plans	                                    10
3.12	Compliance with Applicable Law	                            12
3.13	Certain Contracts	                                         12
3.14	Agreements with Regulatory Agencies	                       13
3.15	Other Activities of Eagle and its Eagle Subsidiaries	      13
3.16	Investment Securities	                                     14
3.17	Undisclosed Liabilities                                   	14
3.18	Insurance	                                                 14
3.19	Allowance for Loan Loss                                   	14
3.20	Title to Properties; Leases	                               14
3.21	Environmental Matters                                     	15
3.22	Approval Delays                                           	16
3.23	Vote Required	                                             16
3.24	Powers of Attorney	                                        16
3.25	Fairness Opinion                                          	16

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND
    ACQUISITION CORP.                                          	16
4.1	Corporate Organization	                                     16
4.2	Authority	                                                  17
4.3	Consents and Approvals                                     	17
4.4	Financial Resources	                                        17
4.5	Approval Delays	                                            17
4.6	Vote Required	                                              17

ARTICLE V ADDITIONAL AGREEMENTS	                                18
5.1	Conduct of Business	                                        18
5.2	Negative Covenants	                                         18
5.3	Access to Information and Due Diligence	                    20
5.4	Meeting of Shareholders of Eagle	                           21
5.5	Regulatory Filings	                                         21
5.6	Reasonable Efforts	                                         21
5.7	Business Relations and Publicity	                           22
5.8	No Conduct Inconsistent with this Agreement	                22
5.9	Board of Directors' Notices, Minutes, Etc.	                 22
5.10	Untrue Representations and Warranties	                     23
5.11	Indemnification; Directors' and Officers' Insurance	       23
5.12	Employee Benefit and Incentive Plans                       23
5.13	Employment and Employment Security Agreements	             26
5.14	Severance Program	                                         26
5.15	COBRA	                                                     26
5.16	Pension Plan	                                              26
5.17	Certain Consents	                                          27
5.18	Title to Real Property	                                    27
5.19	Environmental Surveys	                                     27
5.20	List of Eagle Stockholders	                                28

ARTICLE VI CONDITIONS PRECEDENT	                                28
6.1	Conditions Precedent to Obligations of Buyer and
     Acquisition Corp.	                                         28
6.2	Conditions Precedent to Obligations of Eagle	               31

ARTICLE VII TERMINATION, EXPENSES AND AMENDMENT	                33
7.1	Termination	                                                33
7.2	Effect of Termination	                                      35
7.3	Termination Fee; Expenses	                                  35
7.4	Amendment	                                                  35
7.5	Extension; Waiver	                                          36

ARTICLE VIII GENERAL PROVISION	                                 36
8.1	Non-survival of Representations, Warranties and Agreements	 36
8.2	Notices	                                                    36
8.3	Interpretation	                                             37
8.4	Counterparts	                                               37
8.5	Entire Agreement	                                           37
8.6	Governing Law	                                              37
8.7	Severability	                                               38
8.8	Publicity	                                                  38
8.9	Assignment; Third Party Beneficiaries	                      38

SCHEDULES

Schedule 3.1(b)		Ownership of Voting Stock or Equity Securities by Eagle
Schedule 3.1(c)		Ownership of Voting Stock or Equity Securities by Eagle
     Subsidiaries
Schedule 3.2(a)		Stock Options and MRP Awards
Schedule 3.5		Regulatory Report Exceptions
Schedule 3.7		Financial Advisor Contract
Schedule 3.8(a)		Material Liabilities and Events
Schedule 3.9(a)		Legal Proceedings, Claims etc.
Schedule 3.11(b)	List of Eagle Plans
Schedule 3.11(c)	Eagle Title IV or Multiemployer Plan
Schedule 3.13(a)	Certain Contracts
Schedule 3.14		Agreements with Regulatory Agencies
Schedule 3.17		Undisclosed Liabilities
Schedule 3.18		Insurance
Schedule 3.21		Environmental Matters


AGREEMENT AND PLAN OF MERGER
	This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 30th day of June, 1999, by and among FIRST BUSEY CORPORATION, a Nevada corporation ("Buyer"), FBC ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Buyer ("Acquisition Corp."), and EAGLE BANCGROUP, INC., a Delaware corporation ("Eagle").
	WHEREAS, the respective Boards of Directors of the parties hereto deem it advisable and in the best interests of the parties hereto and their respective shareholders to consummate the Merger (as defined in Section 1.1), upon the terms and subject to the conditions of this Agreement;
	WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger;
	NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows.

ARTICLE I

THE MERGER
	1.1	The Merger.  At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the Delaware
General Corporation Law (" Delaware Law"), Acquisition Corp. shall merge with and into Eagle, the separate corporate existence of Acquisition Corp. shall cease, and Eagle shall continue as the surviving corporation (as such, the
"Surviving Corporation"), which shall be a wholly owned subsidiary of Buyer.
Pursuant to the Merger:
		(a)	the Certificate of Incorporation of Eagle, as in effect
immediately before the Effective Time, shall be, from and after the Effective
Time, the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and under Delaware Law;
		(b)	the Bylaws of Eagle, as in effect immediately before the
Effective Time, shall be, from and after the Effective Time, the Bylaws of the
Surviving Corporation, until thereafter amended as provided therein and under
Delaware Law;
		(c)	the directors of Acquisition Corp. immediately before the
Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified; and
		(d)	the officers of Acquisition Corp. immediately before the
Effective Time shall be, from and after the Effective Time, the officers of the
Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified.
	1.2	Effective Time.  As promptly as practicable on the Closing Date (as hereinafter defined), the Parties shall cause the Merger to be consummated by filing a Certificate of Merger (the " Certificate of Merger") with the Delaware
Secretary of State with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law.  The
Merger shall become
effective at such time as the Certificate of Merger is duly filed with the
Delaware Secretary of State, or at such later date or time as may be set forth in the Certificate of Merger (such time as the Merger becomes effective being hereinafter referred to as the " Effective Time").
	1.3	Effects of the Merger.  At the Effective Time, the effect of the
Merger shall be as provided in the applicable provisions of Delaware Law.
Without limiting the generality of the foregoing, and subject thereto, at the
Effective Time all the property, rights, privileges, powers and franchises of
Eagle and Acquisition Corp. shall continue with, or vest in, as the case may be, Eagle as the Surviving Corporation, and all debts, liabilities and duties of Eagle and Acquisition Corp. shall continue to be, or become, as the case may be, the debts, liabilities and duties of Eagle as the Surviving
Corporation.  At the Effective Time, the Surviving Corporation shall be a direct wholly owned subsidiary of Buyer.
	1.4	Effect on Capital Stock .
		(a)	At the Effective Time, subject to Section 2.2 hereof, by
virtue of the Merger and without any action on the part of Eagle, or the holder of any securities of Eagle, each share of common stock, $.01 par value per share, of Eagle (the "Eagle Common Stock") issued and outstanding immediately before the Effective Time (other than shares canceled pursuant to Section
1.4(b)), shall be converted into the right to receive an amount of cash equal to $25.74 (the "Per Share Merger Consideration").  All of the shares of Eagle
Common Stock converted into the right to receive the Per Share Merger
Consideration pursuant to this Article I shall no longer be outstanding, shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each an "Eagle Common Stock Certificate") previously representing any such shares of Eagle Common Stock shall thereafter represent only the right to receive the cash consideration hereunder.
		(b)	At the Effective Time, each share of Eagle Common Stock (i)
held in the treasury of Eagle, (ii) held by any of Eagle's subsidiaries (other than in a fiduciary capacity), (iii) available for plan share awards or subject to existing unvested plan share awards under the Eagle Management Development and Recognition Plan and Trust (the "Eagle MRP") and (iv) owned by Buyer,
Acquisition Corp. or any other subsidiary of Buyer (other than in a fiduciary capacity), immediately before the Effective Time, shall be canceled and retired and no Per Share Merger Consideration shall be paid with respect thereto.  Any share of Eagle Common Stock the holder of which has validly demanded and perfected appraisal rights pursuant to Section 262 of the Delaware Law (the
"Dissenting Shares") shall not be converted into the right to receive the Per
Share Merger Consideration at or after the Effective Time, unless and until the holder of such shares withdraws the demand for appraisal of their shares or otherwise becomes ineligible to pursue appraisal rights under Section 262 of the Delaware Law.  If converted into the right to receive the Per Share Merger
Consideration or other amount of consideration in settlement of an appraisal demand or by order of a court of competent jurisdiction, the Dissenting Shares shall be canceled and shall cease to exist.
		(c)	At the Effective Time, the shares of common stock, par value
$.01 per share, of Acquisition Corp. issued and outstanding immediately before the Effective Time, and all rights in respect thereof, shall, without any action on the part of Buyer, forthwith cease to exist and be converted into an aggregate of 100 validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, par value $.01 per share (the "Surviving
Corporation Common Stock"). Immediately after the Effective Time and upon surrender by Buyer of the certificate representing the shares of the common stock of Acquisition Corp., the Surviving Corporation shall deliver to Buyer an appropriate certificate or certificates representing the shares of Surviving
Corporation Common Stock created by conversion of the common stock of
Acquisition Corp. owned by Buyer.
	1.5	Stock Options.  Buyer shall, as of the Effective Time, convert any outstanding and unexercised stock option granted by Eagle for the purchase of shares of Eagle Common Stock, but only if any such option is then exercisable under the terms of the Eagle BancGroup, Inc. 1996 Stock Option and Incentive
Plan (the "Eagle Option Plan"), into cash in an amount equal to the excess of the Per Share Merger Consideration over the exercise price of such option, multiplied by the number of shares of Eagle Common Stock subject to such option.  Such cash, net of any amount that must be withheld for federal, state or local tax purposes, shall be paid to the holder of such option on the
Closing Date, whereupon such option shall terminate.
	1.6	The Closing .  The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held upon the satisfaction or waiver of all of the conditions to the Merger set forth herein, which Closing shall take place at 10:00 a.m., local time, at the offices of Chapman and Cutler (or at such other place upon which the parties may agree), on a date mutually agreeable to the parties hereto, but in no event later than the last business day of the month in which all of the conditions to the Merger set forth herein have been satisfied or waived, unless the parties mutually agree to another date (hereinafter referred to as the "Closing Date").

ARTICLE II

EXCHANGE OF CERTIFICATES
	2.1	Buyer to Make Merger Consideration Available.  At or before the
Effective Time, Buyer shall designate a paying agent reasonably satisfactory to
Eagle (the "Paying Agent") and shall irrevocably deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Eagle
Common Stock Certificates, for payment in accordance with Article I hereof and this Article II, an amount of cash sufficient for payment of the aggregate Per
Share Merger Consideration payable to the holders of Eagle Common Stock under
Section 1.4 of this Agreement (such cash being hereinafter referred to as the
"Conversion Fund").
	2.2	Exchange of Certificates .
		(a)	Before the Effective Time, Buyer shall cause the Paying Agent to mail to each holder of record of one or more Eagle Common Stock Certificates a letter of transmittal and instructions for use in effecting the surrender of the Eagle Common Stock Certificates in exchange for the Per Share Merger
Consideration into which the shares of Eagle Common Stock represented by such
Eagle Common Stock Certificate or Certificates shall have been converted pursuant to this Agreement.  Upon proper surrender of an Eagle Common Stock
Certificate for payment and cancellation to the Paying Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Eagle Common Stock Certificate shall be entitled to receive in exchange therefore a check representing the cash payment for such holder's shares pursuant to Section 1.4 of this Agreement, and the Eagle Common Stock
Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any cash payment payable to a holder of Eagle Common Stock
Certificates.
		(b)	If any check is to be issued in a name other than that in
which the Eagle Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Eagle
Common Stock Certificate so surrendered shall be properly endorsed or accompanied by an appropriate instrument of transfer and otherwise in proper form for transfer.
		(c)	After the Effective Time, there shall be no transfers on the stock transfer books of Eagle of the shares of Eagle Common Stock that were issued and outstanding immediately before the Effective Time.  If, after the
Effective Time, Eagle Common Stock Certificates are presented for transfer to the Paying Agent, they shall be canceled and exchanged for the cash consideration as provided in Section 1.4 hereof and this Article II.
		(d)	Any portion of the Conversion Fund that remains unclaimed by the shareholders of Eagle for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any shareholders of Eagle who have not theretofore complied with this Article II shall thereafter look only to the
Surviving Corporation for the cash consideration payable in respect of each share of Eagle Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Buyer, Eagle, the Paying Agent or any other person shall be liable to any former holder of shares of Eagle Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
		(e)	In the event any Eagle Common Stock Certificate shall have
been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Eagle Common Stock Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Paying
Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Eagle Common Stock Certificate, the
Paying Agent shall issue in exchange for such lost, stolen or destroyed Eagle
Common Stock Certificate the cash consideration payable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EAGLE
	Eagle hereby represents and warrants to Buyer as follows.
	3.1	Corporate Organization .
		(a)	Eagle is a corporation duly organized and validly existing
under the laws of the State of Delaware.  Eagle has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Eagle.  Eagle is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA").  True and complete copies of the Certificate of Incorporation and Bylaws of Eagle, as in effect as of the date of this Agreement, have previously been made available by Eagle to
Buyer.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Eagle or Buyer, as the case may be, a material adverse effect
(i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its subsidiaries, taken as a whole, or (ii) on the consummation of the Merger.  The word "subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  With respect to Eagle, however, the word subsidiary shall not be deemed to include Eagle's interests under the Joint Venture Agreement between Eagle and Lawrence F. Hundman or its interests under the Joint Venture Agreement between Eagle and Jeff McElravy.
Eagle has provided Buyer with true and complete copies of these two Joint
Venture Agreements.
		(b)	As of the date of this Agreement, Eagle has, as its sole
direct or indirect subsidiaries, First Federal Savings and Loan Association of
Bloomington (the "Association"), a federally-chartered-capital-stock savings and loan association and FFS Investment Services, Inc., an Illinois corporation
(together with the Association, the "Eagle Subsidiaries").  Except as set forth in Schedule 3.1(b) of the disclosure schedules to this Agreement prepared and delivered by Eagle (the "Eagle Disclosure Schedules"), Eagle does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the Eagle Subsidiaries.
		(c)	Each Eagle Subsidiary (i) is duly organized and validly
existing as a business corporation or depository institution, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Eagle, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in
Schedule 3.1(c) of the Eagle Disclosure Schedules, none of the Eagle
Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated.
	3.2	Capitalization .
		(a)	The authorized capital stock of Eagle consists of 5,000,000
shares of Eagle Common Stock, $0.01 par value per share, of which, as of the date hereof, 1,067,239 shares were issued and outstanding, and 100,000 shares of Preferred Stock, $0.01 par value per share, of which, as of the date hereof, none were issued and outstanding.  As of the date hereof, 235,466 shares of
Eagle Common Stock were held in treasury.  All of the issued and outstanding shares of Eagle Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Except for the
Eagle Option Plan and the Eagle MRP, Eagle does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, agreements, preemptive or other rights of any character calling for the purchase or issuance of any shares of Eagle Common Stock or any other equity securities of Eagle or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Eagle, nor are there any securities, debts, obligations or rights outstanding which are convertible into or exchangeable for shares of the capital stock of Eagle.  No shares of
Eagle Common Stock have been reserved for issuance, other than the shares of
Eagle Common Stock reserved for issuance under the Eagle Option Plan and the
Eagle MRP.  Since December 31, 1998, Eagle has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except upon exercise of stock options pursuant to the
Eagle Option Plan outstanding as of December 31, 1998 and upon the vesting of awards under the Eagle MRP.  Schedule 3.2(a) of the Eagle Disclosure Schedules
sets forth as of the date hereof (i) the number of outstanding stock options for the purchase of Eagle Common Stock granted under the Eagle Option Plan by optionee and the dates on which such options became or become exercisable and
(ii) the number of outstanding plan share awards for Eagle Common Stock under the Eagle MRP for each participant in the Eagle MRP and the dates on which plan shares were earned or will be earned under such awards.
		(b)	Eagle owns, directly or indirectly, all of the issued and
outstanding shares of capital stock of each of the Eagle Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens").  All of the shares of capital stock of each Eagle
Subsidiary are duly authorized and validly issued and are fully paid and nonassessable.  No Eagle Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Eagle Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Eagle Subsidiary.
	3.3	Authority.  Eagle has full corporate power and authority to execute and deliver each of this Agreement and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of
Directors of Eagle.  The Board of Directors of Eagle has directed that this
Agreement and the transactions contemplated hereby be submitted to Eagle's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Eagle Common Stock, no other corporate proceedings on the part of Eagle are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Eagle and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Eagle, enforceable against Eagle in accordance with its terms.
	3.4	Consents and Approvals.  No consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Eagle of this Agreement and the consummation by Eagle of the Merger and the other transactions contemplated hereby except for (a) the filing by
Buyer of an application with the Board of Governors of the Federal Reserve
System (the "FRB") and the approval of such application (the "Regulatory
Application"), (b) the filing with the Securities and Exchange Commission (the
"SEC") of a proxy statement in definitive form relating to the meeting of
Eagle's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (c) the filing of the Certificate of Merger with the Delaware Secretary of State under Delaware
Law and (d) the approval of this Agreement by the requisite vote of the shareholders of Eagle and by Buyer, as sole shareholder of Acquisition Corp.
	3.5	Reports.  Eagle and each of the Eagle Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file during the five years preceding the date hereof with (i) the Office of Thrift
Supervision (the "OTS"), (ii) the Federal Deposit Insurance Corporation, (iii)
any state regulatory authority, (iv) the SEC, and (v) any self-regulatory organization with jurisdiction over any of the activities of Eagle or any of the Eagle Subsidiaries (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them during the five years preceding the date hereof, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material
Adverse Effect on Eagle.  Except for normal examinations conducted by a
Regulatory Agency in the regular course of the business of Eagle and the Eagle
Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Eagle, investigation into the business or operations of Eagle or any of the Eagle Subsidiaries during the five years preceding the date hereof.
Except as set forth in Schedule 3.5 of the Eagle Disclosure Schedules, there is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Eagle or any of the Eagle Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on Eagle.
	3.6	SEC Documents.  Eagle has made available to Buyer a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Eagle with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act") since the date Eagle has been required to file such documents (as such documents have since the time of their filing been amended, the "Eagle SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the
Exchange Act) that Eagle was required to file with the SEC since such date.  As of their respective dates of filing with the SEC, the Eagle SEC Documents, including any Eagle SEC Documents filed after the date hereof until the
Closing, complied or will comply, as the case may be, in all material respects with the requirements of the Securities Act of 1933, as amended (the
"Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Eagle SEC Documents, and did not, or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of Eagle included and, to be included as the case may be, in the Eagle SEC Documents complied and will comply, as the case may be, as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of
Eagle and the consolidated Eagle Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended.  All material agreements, contracts and other documents required to be filed as exhibits to any of the
Eagle SEC Documents have been so filed or will be so filed prior to Closing.
	3.7	Broker's Fees.  Other than Eagle's arrangement with Trident
Securities, a division of McDonald Investments, Inc. ("Trident") to serve as a financial advisor to Eagle in connection with the Merger and related transactions contemplated by this Agreement, neither Eagle nor any Eagle
Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.  Trident's contract with Eagle is included as Schedule 3.7 of the Eagle Disclosure
Schedules.
	3.8	Absence of Certain Changes or Events .
		(a)	Except as publicly disclosed in the Eagle SEC Documents (as
defined in Section 3.6) filed before the date hereof or as set forth in
Schedule 3.8(a) of the Eagle Disclosure Schedules, since December 31, 1998, (i)
Eagle and the Eagle Subsidiaries, taken as a whole, have not incurred any material liability, except in the ordinary course of their respective businesses, and (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on Eagle or will have a Material
Adverse Effect on Eagle.
		(b)	Except as publicly disclosed in the Eagle SEC Documents filed before the date hereof, since December 31, 1998, Eagle and the Eagle
Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice and, since the date of this Agreement, consistent with the restrictions set forth in Section 5.2.
	3.9	Legal Proceedings .
		(a)	Except as set forth in Schedule 3.9(a), of the Eagle
Disclosure Schedules to the best of Eagle's knowledge, there are no pending or threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against
Eagle or any of the Eagle Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
		(b)	There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon Eagle, any of the Eagle Subsidiaries or the assets of Eagle or any of the
Eagle Subsidiaries.
	3.10	Taxes and Tax Returns .
		(a)	Each of Eagle and the Eagle Subsidiaries has duly filed all
federal, state, county, foreign and, to the best of Eagle's knowledge, local information returns and tax returns required to be filed by it on or before the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined in Section 3.10(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or before the date of this Agreement
(including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales, use and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined.  There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon Eagle or any of the Eagle Subsidiaries for which Eagle does not have adequate reserves, nor has
Eagle or any of the Eagle Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period.  In addition, proper and accurate amounts have been withheld by Eagle and each of the Eagle
Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not, in the aggregate, have a Material Adverse Effect on Eagle.  There are no Tax liens upon any property or assets of Eagle or any of the Eagle Subsidiaries except liens for taxes not yet past due.
		(b)	As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
	3.11	Employee Benefit Plans.
		(a)	(i)	Eagle Plan.  The term "Eagle Plan" includes each bonus,
deferred compensation, pension, retirement, profit sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, each employment or severance contract, each other material employee benefit plan, any applicable "change in control" or similar provisions in any plan, program, policy, contract or arrangement, and each other benefit plan, contract, program, policy or arrangement, including but not limited to, each employee benefit plan, as defined in Section 3(3) of ERISA (other than an
Eagle Multiemployer Plan and including any terminated Eagle Plans) that currently or since January 1, 1993:  (1) is or has been maintained for directors or employees of Eagle or of any Eagle Control Group member or (2) to which Eagle or any Eagle Control Group member made or was required to make contributions.
			(ii)	Eagle Qualified Plan.  The term "Eagle Qualified Plan"
means any Eagle Plan which is an employee pension benefit plan as defined in
Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Internal Revenue Code, as amended (the "Code"),
			(iii)	Eagle Title IV Plan.  The term "Eagle Title IV Plan"
means any Eagle Qualified Plan that is a defined benefit plan (as defined in
Section 3(37) of ERISA) and is subject to Title IV of ERISA.
			(iv)	Eagle Multiemployer Plan.  The term "Eagle Multiemployer
Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA and to which Eagle or any Eagle Control Group member has or had any obligation to contribute.
			(v)	Eagle Control Group.  The term "Eagle Control Group"
means a controlled group of corporations of which Eagle is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Eagle within the meaning of Section 414(c) of the
Code or any affiliated service group of which Eagle is a member within the meaning of Section 414(m) of the Code.
			(vi)	ERISA.  The term "ERISA" means the Employee Retirement
Income Security Act of 1974, as amended.
		(b)	All Eagle Plans are set forth in Schedule 3.11(b) of the Eagle
Disclosure Schedules.
		(c)	(i)	Each Eagle Plan has been administered in material
compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations or interpretations thereunder.
			(ii)	Except as set forth in Schedule 3.11(c) of the Eagle
Disclosure Schedules, neither Eagle nor any Eagle Control Group member currently or at any time maintains or maintained, or contributes or contributed to, or is required to contribute to, any Eagle Title IV Plan or any Eagle
Multiemployer Plan.
			(iii)	Neither Eagle nor any Eagle Control Group member, nor
any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by
Eagle is contemplated herein, in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under
Section 408(a) of ERISA.
			(iv)	Each Eagle Qualified Plan is the subject of a favorable
Internal Revenue Service determination with respect to such qualification and exemption.
			(v)	Except as set forth in Schedule 3.11(c), no matter is
pending relating to any Eagle Plan before any court or governmental agency.
		(d)	(i)	Complete and correct copies of all current and prior
documents, including all amendments thereto, with respect to each Eagle Plan, have been delivered to Buyer.  These documents include, but are not limited to, the following: Eagle Plan documents, trust agreements, insurance contracts, annuity contracts, summary plan descriptions, filings with governmental agencies, investment manager and investment adviser contracts, and actuarial reports, audit reports, financial statements and annual reports (Form 5500) for the most recent three plan years ending before the date of this Agreement.
			(ii)	All contributions payable to each Eagle Qualified Plan
for all benefits earned and other liabilities accrued through December 31,
1998, determined in accordance with the terms and conditions of such Eagle
Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the consolidated balance sheet of
Eagle and Eagle Subsidiaries as of December 31, 1998.
	3.12	Compliance with Applicable Law.  Eagle and each of the Eagle
Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Eagle or any of the Eagle
Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Eagle.
	3.13	Certain Contracts.
		(a)	Except as set forth in Schedule 3.13(a) of the Eagle
Disclosure Schedules or as an exhibit to the Eagle SEC Documents, neither Eagle nor any of the Eagle Subsidiaries is a party to or bound by:
			(i)	any contract, arrangement, commitment or understanding
(whether written or oral) with respect to the employment or compensation of any directors, officers or employees;
			(ii)	any contract, arrangement, commitment or understanding
(whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Eagle, Buyer, the Surviving Corporation, or any of their respective Subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;
			(iii)	any contract, arrangement, commitment or understanding
(whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
			(iv)	any agreement of indemnification or guaranty not entered
into in the ordinary course of business, including any indemnification agreements between Eagle or any of the Eagle Subsidiaries and any of its
officers or directors;
			(v)	any agreement, contract or commitment currently in force
relating to the disposition or acquisition of assets not in the ordinary course of business; or
			(vi)	any material agreement relating to the sale or purchase
of any business or business assets providing for payment of any deferred or contingent consideration by Eagle or providing for indemnification by Eagle.
		Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), is referred to herein as an "Eagle
Contract," and neither Eagle nor any of the Eagle Subsidiaries knows of, or has received notice of, any violation of any Eagle Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material
Adverse Effect on Eagle.
		(b)	(i)  Each Eagle Contract is valid and binding on Eagle or the applicable Eagle Subsidiary, as the case may be, and is in full force and effect, (ii) Eagle and each of the Eagle Subsidiaries has performed all obligations required to be performed by it to date under each Eagle Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Eagle, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Eagle or any of the Eagle
Subsidiaries under any such Eagle Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on
Eagle.
	3.14	Agreements with Regulatory Agencies.  Except as set forth in
Schedule 3.14 of the Eagle Disclosure Schedules, neither Eagle nor any of the
Eagle Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been during the three years preceding the date hereof, a recipient of any supervisory letter from, or during the three years preceding the date hereof, has adopted any board resolutions at the request of any Regulatory Agency or other
Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the
Eagle Disclosure Schedules, an "Eagle Regulatory Agreement"), nor has Eagle or
any of the Eagle Subsidiaries been advised during the three years preceding the date hereof by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Eagle Regulatory Agreement.
	3.15	Other Activities of Eagle and its Eagle Subsidiaries.  Neither Eagle
nor any of the Eagle Subsidiaries that is either a savings association, a savings association operating subsidiary or a savings association service corporation directly or indirectly engages in any activity prohibited by the
OTS.  Without limiting the generality of the foregoing, no equity investment of
Eagle or any Eagle Subsidiary that is neither a savings association, a savings association operating subsidiary nor a savings association service corporation is prohibited by the OTS.
	3.16	Investment Securities.  Each of Eagle and the Eagle Subsidiaries has
good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Eagle or any of the Eagle Subsidiaries.  Such securities are valued on the books of Eagle and the Eagle Subsidiaries in accordance with GAAP.
	3.17	Undisclosed Liabilities.  Except for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of Eagle included in the Eagle Form 10-K for fiscal year ended
December 31, 1998, liabilities disclosed in Schedule 3.17 of the Eagle
Disclosure Schedules, and liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, neither Eagle nor any of the Eagle Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material
Adverse Effect on Eagle.
	3.18	Insurance.  Schedule 3.18 of the Eagle Disclosure Schedules
describes all policies of insurance in which Eagle or any of the Eagle
Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of Eagle or any of the Eagle Subsidiaries.  Each of
such policies is in full force and effect, and the coverage provided under such policies complies with the requirements of any contracts binding on Eagle or any of the Eagle Subsidiaries relating to such assets or properties.  Except as set forth in Schedule 3.18 of the Eagle Disclosure Schedules, neither Eagle nor any of the Eagle Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Eagle or any of the Eagle Subsidiaries.
	3.19	Allowance for Loan Loss.  The allowance for loan losses set forth in the December 31, 1998 financial statements of Eagle is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding
(including accrued interest receivable) as of December 31, 1998.  The aggregate loan balances of the Association at such date in excess of such allowance are, to the best knowledge and belief of Eagle, collectible in accordance with their terms.
	3.20	 Title to Properties; Leases.  (a)  Eagle, or each of the Eagle
Subsidiaries, as applicable, is the owner of good and marketable title to all real properties and is the owner of good title to all other property and assets, tangible and intangible, that it claims or otherwise purports to own to the extent it claims or otherwise purports to own them (including, without limitation, all of its assets reflected in its financial statements for the fiscal year ended December 31, 1998 or that it purports to have acquired since
December 31, 1998), free and clear of any Liens, except for (the following collectively referred to as "Permitted Exceptions") (i) pledges and liens given to secure deposits and other banking liabilities arising in the ordinary course of business, (ii) liens for current taxes not yet due and payable, (iii) all easements, covenants, conditions, assignments, defects, restrictions, exceptions, reservations and other encumbrances, whether recorded or unrecorded, which do not materially interfere with the use or operation of the property as the same is being currently used and operated, or render title to any material portion of the property unmarketable, (iv) all leases, subleases and any memoranda thereof and any non-disturbance agreements with tenants, subtenants or other occupants of any property or (v) any liens, encumbrances, objections or other matters which are caused or created by or on behalf of
Buyer or the Surviving Corporation.
		(b)	Each lease under which Eagle or any of the Eagle Subsidiaries is the lessee of any real or personal property will be, upon consummation of the Merger, in full force and effect, and Eagle or each of the Eagle
Subsidiaries has been in peaceable possession of the property covered thereby since the commencement of the original term of such lease.  With respect to the facility leased by Eagle located at 302 West Main Street, Lexington, Illinois,
(i) no right of approval or consent on the part of the lessor under such lease exists or will exist with respect to the Merger, (ii) no waiver, indulgence or postponement of Eagle or the Eagle Subsidiaries' obligations under such lease has been granted by the lessor thereunder, or of such lessor's obligations by
Eagle or the Eagle Subsidiaries and (iii) neither Eagle nor the Eagle
Subsidiaries nor, to the knowledge of Eagle, the lessor under such lease has violated, in any material respect, any of the terms or conditions of such lease, and all of the material covenants to be performed by Eagle or the Eagle
Subsidiaries and the lessor as of the date hereof have been fully performed in all material respects.
	3.21	Environmental Matters.  Neither Eagle nor any of the Eagle
Subsidiaries has received notice of any material violation of any applicable environmental law, regulation, ordinance, order or requirement relating to its operations or properties; to Eagle's knowledge no such violation exists; and to
Eagle's knowledge all properties and buildings and other structures occupied, owned, leased or used by Eagle or the Eagle Subsidiaries, or in which Eagle or any of the Eagle Subsidiaries has an interest (whether acquired by foreclosure or otherwise), comply, in all material respects, with all applicable environmental laws, regulations, ordinances, orders and requirement, except where any noncompliance would not have a Material Adverse Effect on Eagle.
Except as set forth in Schedule 3.21 of the Eagle Disclosure Schedules, to
Eagle's knowledge, all properties occupied, owned leased or used by Eagle or the Eagle Subsidiaries, or in which Eagle or the Eagle Subsidiaries has an interest (whether by foreclosure or otherwise, including all improvements thereon:  (i) are free from contamination; (ii) have not been subject to a release, discharge or emission, or imminent threat of release, discharge or emission, of any hazardous substance, gas or liquid, as defined by the
Comprehensive Environmental Response, Compensation and Liability Act of 1980,
as amended by the Superfund Amendments and Reauthorization Act or the rules and regulations promulgated or published thereunder, or any other substance, gas or liquid, which is prohibited, controlled or regulated thereunder, or which is regulated under any law or regulation dealing with protection or public health or safety, or the environment except as would be expected in the ordinary course of business (collectively, "Hazardous Substances"); and (iii) have not appeared or have not proposed to appear on the United State Environmental
Protection Agency's National Priority List or any similar state list.  There have been no past, and to Eagle's knowledge there are no pending or threatened, claims, complaints, notices, or requests for information received by Eagle or the Eagle Subsidiaries with respect to any alleged violation of any
Environmental Law, or potential liability under any Environmental Law.  The term "Environmental Law" means all applicable statutes, laws, regulations, orders, judgments, decrees or principles of common law, and any permits, licenses, authorization, relating to pollution, protection of the environment, public health or safety, employee health or safety, or the emission, discharge, release or threatened release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
	3.22	Approval Delays. Eagle knows of no reason why any of the regulatory approvals referenced in Section 6.1(c) and Section 6.2(c) should be denied or unduly delayed.
	3.23	Vote Required.  The approval by the holders of a majority of the votes entitled to be cast by all holders of Eagle Common Stock of this
Agreement and the Merger is the only vote of the holders of any class or series of the capital stock of Eagle required for any of the transactions contemplated by this Agreement.
	3.24	Powers of Attorney.  No power of attorney or similar authorization given by Eagle not in the ordinary course of business is currently outstanding.
	3.25	Fairness Opinion.  Eagle has received a written opinion from
Trident, dated as of a date within five business days of the date hereof, to the effect that as of such date, the Per Share Merger Consideration is fair to
Eagle from a financial point of view.  Eagle has delivered to Buyer a copy of such opinion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION CORP.
	Each of Buyer and Acquisition Corp. jointly and severally represent and warrant to Eagle as follows.
	4.1	Corporate Organization.  Each of Buyer and Acquisition Corp. is a
corporation duly organized and validly existing under the laws of the States of
Nevada and Delaware, respectively.  Each of Buyer and Acquisition Corp. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Buyer is duly registered as a bank holding company under the Bank Holding Company Act of
1956, as amended ("BHCA").  True and complete copies of the Certificate of
Incorporation and Bylaws of each of Buyer and Acquisition Corp., as in effect as of the date of this Agreement, have previously been made available by each of Buyer and Acquisition Corp. to Eagle.  Buyer owns directly all of the issued and outstanding shares of capital stock of Acquisition Corp.
	4.2	Authority.  Each of Buyer and Acquisition Corp. has full corporate power and authority to execute and deliver this Agreement subject to shareholder and regulatory approvals, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Buyer and Acquisition Corp, and
Buyer, as the owner of all of the outstanding shares of capital stock of
Acquisition Corp. has caused this Agreement and the Merger to be approved in accordance with Delaware Law.  Except for the adoption of this Agreement and the transactions contemplated hereby by Buyer, as sole shareholder of
Acquisition Corp., no other corporate proceedings on the part of Buyer or
Acquisition Corp. are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Buyer and Acquisition Corp. and, assuming due authorization, execution and delivery by Eagle, constitutes a valid and binding obligation of each of Buyer and Acquisition Corp., enforceable against each of
Buyer and Acquisition Corp. in accordance with its terms.
	4.3	Consents and Approvals.  No consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by each of Buyer and
Acquisition Corp. of this Agreement and the consummation by Acquisition Corp.
of the Merger and the other transactions contemplated hereby except for (a) the filing by Buyer and Acquisition Corp. of the Regulatory Application and the
approval of the Regulatory Application, (b) the filing with the SEC of the
Proxy Statement in definitive form relating to the meeting of Eagle's shareholders to be held in connection with this Agreement and the transactions contemplated hereby, (c) the filing of the Certificate of Merger with the
Delaware Secretary of State under Delaware Law and (d) the approval of this
Agreement by the requisite vote of the shareholders of Acquisition Corp. and
Eagle.
	4.4	Financial Resources.  Buyer has the financial wherewithal, whether by using its internal funds, external financing, or both, to perform its obligations under this Agreement.  Buyer and its subsidiaries are, and will be following the Merger, in compliance with all applicable capital, debt and financial and non-financial criteria of state and federal banking agencies having jurisdiction over them.
	4.5	Approval Delays. Buyer knows of no reason why any of the regulatory approvals referred to in Section 6.1(c) and Section 6.2(c) should be denied or unduly delayed.
	4.6	Vote Required.  The approval by Buyer, as sole stockholder of
Acquisition Corp., of this Agreement and the Merger is the only vote of the holders of any class or series of the capital stock of Buyer or Acquisition
Corp. required for any of the transactions contemplated by this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS
	5.1	Conduct of Business.  Between the date hereof and the Closing Date, the parties shall conduct their respective businesses and shall cause their subsidiaries to conduct their businesses in the usual and ordinary course consistent in all material respects with prudent banking practices.
	5.2	Negative Covenants.  Between the date hereof and the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:
		(a)	except upon the exercise of existing options under the Eagle
Option Plan or the vesting of existing awards under the Eagle MRP or the repurchase by Eagle of up to 4,000 shares of Eagle Common Stock from the First
Federal Savings and Loan Association Employees Pension Plan ("Pension Plan") at
a per share price not to exceed the Per Share Merger Consideration, Eagle shall, and shall cause the Association to, make no changes in their respective charters or bylaws or in the number of their issued and outstanding shares;
		(b)	Eagle shall, and shall cause the Association to, not increase the compensation of their directors, officers or employees, provided, however, that the compensation of officers and employees of Eagle and the Association may be increased in a manner consistent with prior practice of Eagle and the
Association;
		(c)	Eagle shall, and shall cause the Association to, make no loan for $500,000 or more, except for loans currently committed to be made pursuant to written commitment letters, and Eagle shall, and shall cause the Association to, make no other loans, or renewals or restructuring of loans regardless of amount except in the ordinary course of business and consistent in all material respects with prudent banking practices and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower's credit;
		(d)	Eagle shall not declare or pay any stock dividend, cash
dividend or other distribution without the prior written consent of Buyer, provided, however, that until the Closing Date, Eagle may declare and pay its fiscal 1999 second quarter cash dividend to its shareholders in an amount not to exceed $ .10 per share of Common Stock, and the Association may pay cash dividends to Eagle in the aggregate amount necessary for Eagle to pay its fiscal 1999 second quarter cash dividend;
		(e)	Eagle shall, and shall cause the Association to, use their
best efforts to maintain their present insurance coverage in respect to their respective properties and businesses;
		(f)	 Eagle shall, and shall cause the Association to, make no
significant changes, outside the ordinary course of business, in the general nature of the business conducted by Eagle and the Association, including but not limited to the investment or use of their assets, the liabilities they incur, or the facilities they operate;
		(g)	Eagle shall, and shall cause the Association to, not enter
into any employment, consulting or other similar agreements that are not terminable on 30 days' notice or less without penalty or obligation;
		(h)	Eagle shall, and shall cause the Association to, not take any action that would result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any Eagle Plan, except as contemplated by this Agreement or as disclosed in the Eagle Disclosure
Schedules;
		(i)	Eagle shall, and shall cause the Association to, timely file all required tax returns with all applicable taxing authorities and shall not make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;
		(j)	except as already reflected in the financial statements
referred to in Section 3.6 hereof, Eagle shall, and shall cause the Association to, not make any expenditure for fixed assets in excess of $25,000 for any single item, or $50,000 in the aggregate, or enter into any lease of fixed assets, if the monthly rental payment under such lease exceeds $5,000;
		(k)	Eagle shall, and shall cause the Association to, not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, dispose of real estate owned, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;
		(l)	Eagle shall, and shall cause the Association to, not do or
fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Eagle or the Association is a party or by which either
Eagle or the Association is otherwise bound where such breach would have a
Material Adverse Effect on Eagle;
		(m)	Eagle shall, and shall cause the Association to, make no
changes of a material nature in their accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records;
		(n)	Eagle shall cause the Association not to accept any brokered deposits;
		(o)	Eagle shall not grant any new stock options under the Eagle
Option Plan or any new plan share awards under the Eagle MRP;
		(p)	Eagle shall, and shall cause the Association to, substantially comply with all material laws applicable to the conduct of its business;
		(q)	Eagle shall, and shall cause the Association to, use its best efforts to preserve its business organization in tact, to keep available the services of its present officers and employees and to preserve the goodwill of its customers and others having business relations with it;
		(r)	Eagle shall, and shall cause the Association to, not make any borrowings, except in the ordinary course of business (indebtedness, other than deposits in customary amounts accepted by the Association in the ordinary course of its business, maturing more than one year after its creation is not for the purpose of this Agreement considered as being in the "ordinary course");
		(s)	Eagle shall, and shall cause the Association to, not purchase or invest in securities or obligations, or accept deposits (except for deposits at rates consistent with those being paid generally by other financial institutions in markets in which the Association has branch offices) having a maturity of more than three years from the date of purchase or acceptance;
		(t)	Eagle shall, and shall cause the Association to, not extend
credit or make advances, or grant any extension of any outstanding loan, advance or other credit, to any customer of the Association who is listed on the Association's problem or watch list or who has any outstanding loan, advance or other credit from the Association which is in default, has been placed on nonaccrual status or has been internally classified as among "other loans specifically mentioned," or as "substandard," "doubtful" or "loss;" and
		(u)	Eagle shall, and shall cause the Eagle Subsidiaries to, not
nominate or appoint any new directors or executive officers of Eagle or the
Eagle Subsidiaries, as the case may be.
	5.3	Access to Information and Due Diligence.
		(a)	Upon reasonable notice and subject to applicable laws relating to the exchange of information, Eagle shall, and shall cause the Eagle
Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Eagle shall, and shall cause the Eagle Subsidiaries to, make available to Buyer (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal banking laws, and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request.  Neither Eagle nor the Eagle Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of Eagle's customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party.  The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
		(b)	Buyer shall hold all information furnished by or on behalf of
Eagle or the Eagle Subsidiaries or their representatives pursuant to Section
5.3(a) in confidence and shall return all documents containing any information concerning the properties, business and assets of such parties that may have been obtained in the course of negotiations or examination of the affairs of
Eagle either before or after the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public sources) and shall destroy any information, analyses or the like derived from such confidential information.  Buyer shall use such information solely for the purpose of conducting business, legal and financial reviews of the
Eagle and for such other purposes as may be related to this Agreement.
		(c)	No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.  Without limitation of the foregoing, each party shall promptly notify the other party of any information obtained by such party during the course of any due diligence conducted by such party or its representatives in accordance with this Section 5.3 which is materially inconsistent with any representation or warranty made by the other party under this Agreement; provided, however, that either party's failure to provide such notice to the other party shall not, in turn, be deemed to constitute a material breach of such party's obligations under this Agreement.
	5.4	Meeting of Shareholders of Eagle.  As soon as practicable after the date of this Agreement, Eagle shall call and convene a meeting of its shareholders for the purpose of voting upon this Agreement and the transactions herein contemplated in accordance with Eagle's Certificate of Incorporation, its bylaws and Delaware Law (the "Shareholders Meeting").  Eagle shall, through its Board of Directors, consistent with the Board's fiduciary duties, recommend to its shareholders approval of this Agreement and the Merger.  As soon as practicable after the date of this Agreement, Eagle shall prepare and mail to the holders of Eagle Common Stock appropriate proxy materials (the "Proxy
Materials"), including a notice of the meeting, the Proxy Statement and a form of proxy that comply with applicable laws and regulations.  Buyer shall furnish to Eagle all information concerning Buyer and Acquisition Corp. required for inclusion in the Proxy Materials, and all such information shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.  In the
Proxy Materials, Eagle shall present this Agreement and the transactions contemplated hereby for approval by the holders of the Eagle Common Stock at the Shareholders Meeting.
	5.5	Regulatory Filings.  Buyer, as soon as is reasonably practical, but in no event later than the 60th day following the date of this Agreement, shall take all appropriate actions necessary to obtain the regulatory approvals referred to in Section 6.1(c) hereof, and Eagle will cooperate fully in the process of obtaining all such approvals.  As soon as practicable after the date of this Agreement, Buyer shall make all appropriate initial filings necessary to obtain the regulatory approvals referred to in Section 6.1(c) hereof.  Buyer shall provide Eagle with draft copies of all regulatory applications sufficiently in advance of the proposed filing date to allow Eagle time to review and comment on such draft copies.  In addition, Buyer shall provide
Eagle with copies of all applications filed and all approvals when received.
	5.6	Reasonable Efforts.  The parties to this Agreement agree to use their reasonable efforts in good faith to satisfy the various conditions to
Closing and to consummate the Merger as soon as practicable.  None of the parties hereto shall intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations and warranties contained herein to be or to become untrue.
	5.7	Business Relations and Publicity.  Eagle shall use reasonable efforts to preserve its reputation and relationship with suppliers, clients, depositors, customers, employees and others having business relations with it.
No press release or other communication in connection with or relating to this
Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made except as mutually agreed upon, provided that either party hereto, after consultation with the other party, may make such disclosures concerning the transactions provided for herein as the disclosing party believes are required by law.
	5.8	No Conduct Inconsistent with this Agreement.
		(a)	Eagle agrees that it shall not, during the term of this
Agreement, (i) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquires or proposals relating to the disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or any of the Eagle Subsidiaries with any corporation or other entity other than as provided by this Agreement except pursuant to a written direction from a regulatory authority; or (ii) negotiate with or entertain any proposals from any other person for any such transaction wherein the business, assets or capital stock of it or the Eagle Subsidiaries would be acquired, directly or indirectly, by any party other than as provided by this Agreement, except pursuant to a written direction from any regulatory authority or upon the receipt of an unsolicited offer from a third party where the Board of Directors of Eagle reasonably believes, upon the opinion of counsel, that its fiduciary duties require it to enter into discussions with such party.  Eagle shall promptly notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any proposed disposition of its business or assets, or the acquisition of its capital stock, or the merger of it or the Eagle Subsidiaries with any corporation or other entity other than as provided by this Agreement and shall keep Buyer informed of the status and details of any such inquiry or proposal.
		(b)	Nothing contained in Section 5.8(a) hereof shall prohibit
Eagle from disclosing to its shareholders a position contemplated by Rule 14e-
2(a) under the Exchange Act with respect to a tender offer for Eagle's common stock.
	5.9	Board of Directors' Notices, Minutes, Etc.  Eagle shall give reasonable notice to Buyer of all meetings of the Board of Directors and Board committees of Eagle and the Association, and if known, the agenda for or business to be discussed at such meeting.  Eagle shall transmit to Buyer, promptly, copies of all notices, minutes, consents and other materials that
Eagle or the Association provides to their directors to the extent permissible under law, other than materials relating to any proposed acquisition of Eagle or the Association.  Buyer agrees to hold in confidence and trust and to act in a fiduciary manner with respect to such information.
	5.10	Untrue Representations and Warranties.  During the term of this
Agreement, if a party hereto becomes aware of any facts or of the occurrence or impending occurrence of any event that would cause one or more of such party's representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date, then such party shall immediately give detailed written notice thereof to the other party.
	5.11	Indemnification; Directors' and Officers' Insurance.
		(a)	From and after the Effective Time, Buyer shall cause the
Surviving Corporation to fulfill and honor in all respects the obligations of
Eagle or the Eagle Subsidiaries pursuant to any indemnification agreements between Eagle and its directors and officers existing prior to the date hereof.
Furthermore, for a period of five years following the Effective Time, Buyer agrees to indemnify and hold harmless those directors and officers of Eagle entitled to indemnification under, and to the fullest extent permitted by, the
Certificate of Incorporation of Eagle as it existed immediately prior to the
Effective Time and as if the Certificate of Incorporation were still in effect without amendment during such five year period; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.
		(b)	Notwithstanding Section 5.2 hereof, Eagle may purchase a
policy of directors' and officers' liability insurance, to be effective for a period not to exceed three years from the Effective Time, covering those persons who are currently directors and officers of Eagle and who are covered by Eagle's directors' and officers' liability insurance policy but only to the extent and on terms comparable to those applicable to Eagle's current policy;
provided, however, that in no event shall Eagle expend in excess of 110% of the annual premium currently paid by Eagle for such coverage for each such year of coverage.
	5.12	Employee Benefit and Incentive Plans.
		(a)	At the Effective Time, except as otherwise provided in this
paragraph, each employee of Eagle and the Eagle Subsidiaries shall immediately become eligible to participate in all employee welfare benefit plans and other fringe benefit programs offered or maintained by Buyer and its subsidiaries on the same terms and conditions that Buyer and its subsidiaries may make available to their officers and employees, including, without limitation, any health, life, long-term disability, severance, vacation or paid time off programs ("Buyer's Welfare Plans").  The period of employment and compensation of each employee of Eagle and the Eagle Subsidiaries before the Effective Time shall be counted for all purposes under Buyer's Welfare Plans, including, without limitation, for purposes of service credit, eligibility and vesting.
Any expenses incurred by an employee of Eagle or the Eagle Subsidiaries under
Eagle's or the Association's employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under Buyer's
Welfare Plans.  Buyer shall waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in Buyer's Welfare Benefit Plans as they apply to Eagle's employees and former employees and their dependents.
 		(b)	At the Effective Time, the First Federal Savings and Loan
Association of Bloomington Employee Stock Ownership Plan (the "ESOP") shall be terminated on such terms and conditions as Eagle shall determine, and the loan between Eagle and the ESOP shall be repaid in full from the cash consideration received for unallocated shares of Eagle Common Stock held by the ESOP upon the conversion pursuant to the Merger of such shares of Eagle Common Stock held by the ESOP.  Any remaining cash consideration received for such unallocated shares after such repayment shall be allocated to the ESOP accounts of those employees of Eagle and the Eagle Subsidiaries who are ESOP participants and beneficiaries (the "ESOP Participants") in accordance with the terms of the
ESOP as amended with respect to such termination and as in effect on the
Effective Time.  All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP (including allocations of the consideration received on the unallocated shares) determined as of the
Effective Time.  As soon as practicable after the receipt of a favorable determination letter from the Internal Revenue Service ("IRS") as to the tax qualified status of the ESOP upon its termination under Section 401(a) and
4975(e) of the Code (the "Final Determination Letter"), distributions of the benefits under the ESOP shall be made to the ESOP Participants.  From and after the date of this Agreement, in anticipation of such termination and distribution, Eagle shall cause the Association and its representatives before the Effective Time, and Buyer and its representatives after the Effective Time, shall use their best efforts to apply for and to obtain such favorable Final
Determination Letter from the IRS.  If the Association and its representatives, before the Effective Time, and Buyer and its representatives after the
Effective Time, reasonably determine that the ESOP cannot obtain a favorable
Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the ESOP to lose its tax qualified status, Eagle, or the Association at the direction of Eagle, before the Effective Time and Buyer after the Effective Time, shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP Participants, provided that the assets of the ESOP shall be held or paid for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the ESOP revert, directly or indirectly, to Eagle or any affiliate thereof, or to Buyer or any affiliate thereof.  If Eagle or Association employees otherwise become eligible to participate in an employee stock ownership plan maintained by Buyer or any affiliate thereof ("Buyer ESOP"), each Eagle or Eagle Subsidiary employee's period of employment with Eagle or the Eagle Subsidiaries before the Effective
Time shall be counted for all purposes under Buyer ESOP, including without limitation, for purposes of eligibility and vesting.
		(c)	(i)	Immediately prior to the Effective Time, Eagle shall
cause the Association's Profit Sharing 401(k) Plan (the "401(k) Plan") to be
terminated, and in connection therewith to fully vest the accounts held by the
401(k) Plan participants on the date of such termination.  All 401(k) Plan participants who are not employed by the Buyer immediately following the
Effective Time shall have the distribution options available to participants who terminate employment or otherwise separate from service.  As soon as practicable after receipt of a favorable determination letter from the IRS as to the tax-qualified status of the 401(k) Plan under Section 401(a) and 501(a)
of the Code upon its termination (the "401(k) Determination Letter"), the remaining account balances held under the 401(k) Plan shall be directly transferred into the First Busey Corporation Profit Sharing Plan for which
Buyer has received a favorable determination letter from the IRS as to its tax-qualified status under Sections 401(a) and 501(a) of the Code (the "Buyer
Plan").  Eagle and its representatives prior to the Effective Time and Buyer and its representatives after the Effective Time shall use their best efforts to apply and obtain such 401(k) Final Determination Letter from the IRS.  In the event that Eagle and its representatives prior to the Effective Time and
Buyer and its representatives after the Effective Time reasonably determine that the 401(k) Plan cannot obtain a favorable 401(k) Final Determination
Letter, or that the amounts held therein cannot be transferred to the Buyer
Plan without causing the 401(k) Plan to lose its tax-qualified status, Eagle and its representatives prior to the Effective Time and Buyer after the
Effective Time shall take such actions as they may reasonably determine, with respect to the distribution of benefits to the 401(k) Plan participants, provided that the assets of the 401(k) Plan shall be held or paid only for the benefit of such 401(k) Plan participants; and provided further that in no event shall any portion of the amounts held in the 401(k) Plan revert, directly or indirectly, to Eagle or any affiliate thereof, or to Buyer or any affiliate thereof.
			(ii)	If employees of Eagle or any Eagle Subsidiary become
eligible to participate in the Buyer Plan: (A) all such employees who are or were 401(k) Plan participants shall become participants in the Buyer Plan on the date the Buyer Plan is made available; and (B) each such employee's period of employment with Eagle or the Eagle Subsidiary before the Closing Date shall be counted for all purposes under the Buyer Plan, including, without limitation, for purposes of eligibility and vesting.
		(d)	Treatment of Plan Share Awards under the Eagle MRP.  All
shares of Eagle Common Stock subject to plan share awards under the Eagle MRP that have vested as of the Effective Time shall be treated as issued and outstanding shares of Eagle Common Stock for purposes of Section 1.4.  Prior to the Effective Time and in recognition that the Buyer has expressly agreed not to assume the Eagle MRP, the Board of Directors of Eagle shall terminate the
Eagle MRP, shall direct the trustees of the Eagle MRP to return to Eagle or the
Association all shares of Eagle Common Stock subject to plan share awards but not yet earned by a recipient thereof to whom they were allocated and any shares of Eagle Common Stock subject to plan share awards that have not been allocated, all of which shares shall be canceled pursuant to Section
1.4(b)(iii) at the Effective Time.
		(e)	Treatment of Stock Options under the Eagle Option Plan.  Prior to the Effective Time and in recognition that the Buyer has expressly agreed not to assume the Eagle Option Plan, the Board of Directors of Eagle shall terminate the Eagle Option Plan and cancel any and all outstanding stock options that have not vested in the recipient as of the Effective Time.
	5.13	Employment and Employment Security Agreements.  Buyer agrees to honor the provisions of the present employment and employment security agreements between each of Donald L. Fernandes, David R. Wampler, Donald L.
Lambert, James E. Lyons, Larry C. McClellan and Gary L. Richardson on one hand and Eagle and/or the Association on the other hand, including those that relate to a termination of employment following a change-in-control of Eagle.
	5.14	Severance Program.  Buyer Agrees to honor the Severance Program of
Eagle, as amended and restated as of the date hereof, a copy of which has been previously provided to Buyer.
	5.15	COBRA.  Until the Effective Time, Eagle shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") with respect to each qualified beneficiary (as defined in COBRA) of Eagle who incurs a qualifying event (as defined in COBRA) before the Effective Time.  Buyer shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each
Eagle qualified beneficiary (as defined in COBRA) who incurs a qualifying event
(as defined in COBRA) from and after the Effective Time, and (ii) for continued
health coverage under COBRA from and after the Effective Time for each Eagle qualified beneficiary who incurs a qualifying event before the Effective Time.
	5.16	Pension Plan.  The Pension Plan has been terminated effective March
31, 1998 and appropriate filings have been made with respect to such termination with the Pension Benefit Guaranty Corporation ("PBGC") and the IRS.
The appropriate noncompliance period under Section 4041(b)(3)(C) of ERISA has expired without receipt of a notice of noncompliance from the PBGC with respect to the termination of the Pension Plan.  An application has been filed with the
IRS for a final determination letter ("Pension Plan Final Determination
Letter") with respect to the termination of the Pension Plan.  From and after the date of this Agreement, Buyer, Eagle and their respective representatives before the Effective Time, and Buyer and its representatives after the
Effective Time, shall use their best efforts to obtain such Pension Plan Final
Determination Letter from the IRS.  If such Pension Plan Final Determination
Letter is received from the IRS before the Effective Time, Buyer, Eagle and their respective representatives shall use their best efforts to complete full and final distribution of the assets of the Pension Plan to participants thereunder.  If either such Pension Plan Final Determination Letter is not obtained before the Effective Time, or if the assets of the Pension Plan are not fully and finally distributed to participants before the Effective Time,
Buyer and its representatives shall use their best efforts to obtain such
Pension Plan Final Determination Letter from the IRS, and/or to complete such distribution of the assets of the Pension Plan, as soon as practicable after the Effective Time.  All participants in the Pension Plan as of the Effective
Time shall be fully vested in their accrued benefits thereunder and all assets of the Pension Plan shall be applied only to provide benefits to participants in the Pension Plan as of the Effective Time.  In no event shall any portion of the assets of the Pension Plan revert directly or indirectly to Eagle or any affiliate thereof, or to Buyer or any affiliate thereof.
	5.17	Certain Consents.  In the event of a request by Eagle for written consent from Buyer for purposes of Sections 5.2 and 6.1 hereof, Buyer shall use reasonable efforts to respond to such request promptly; Eagle shall be entitled to rely, for purposes of any of such sections, on a verbal consent given on behalf of Buyer by Douglas C. Mills, its Chairman of the Board and Chief
Executive Officer, or Barbara J. Kuhl, its Executive Vice President.
	5.18	Title to Real Property.
		(a)	Within 45 days after the date hereof, Eagle, at its expense, will furnish to Buyer the following documents with respect to the real property owned by Eagle located at (i) 301 Fairway Drive, Bloomington, Illinois, (ii)
1111 South Veterans Parkway, Bloomington, Illinois and (iii) 207 South East
Street, LeRoy, Illinois (the "Owned Real Property"):
			(i)	An ALTA owner's title insurance commitment, in the
minimum amount of $10,000 with respect to each parcel of Owned Real Property, and showing Eagle or the Eagle Subsidiaries as the owner of such Owned Real
Property, subject only to Permitted Exceptions; and
			(ii)	An ALTA Class A survey, including Table 3 requirements
1-12, of each parcel of Owned Real Property, certified to the title insurance company issuing the title insurance commitment with respect to such parcel referred to in clause (i) directly above, Eagle and Buyer, and disclosing no survey matters affecting such parcel other than Permitted Exceptions.
		(b)	Buyer shall have ten days after the delivery of the title
commitments and surveys to examine the title commitments and surveys and notify
Eagle in writing of any defects noted therein that are not Permitted Exceptions
("Title Defects").  If Buyer fails to notify Eagle of any Title Defects, title to the Owned Real Property shall be deemed accepted.  If Buyer timely notifies
Eagle of any Title Defects within such ten day period, Eagle shall have five days after receipt of Buyer's notification to advise Buyer that:  (i) Eagle will remove any Title Defects on or before the Closing Date; or (ii) Eagle will not cause the Title Defects to be removed.  If Eagle advises Buyer that it will not cause the exceptions to be removed, Buyer will have five days after Eagle's notification to elect, as its sole remedy, to:  (i) proceed with the transaction and accept such Title Defects; or (ii) terminate this Agreement by written notice to Eagle.  If Buyer does not give Eagle notice of its election within such period, Buyer will be deemed to have elected to proceed with this transaction.
	5.19	Environmental Surveys.  Within 45 days after the date hereof, Eagle, at its expense, will furnish to Buyer, with respect to each parcel of Owned
Real Property, a written environmental audit prepared by an engineering firm or other qualified expert satisfactory to Buyer, and prepared in accordance with the ASTM standard for Phase I environmental site assessments exclusive of the title search (as such search is being done independent of the environmental audit), and designed to meet the requirements of any applicable state law relating to an innocent owner defense to liability for releases of Hazardous
Substances (the "Phase I Audits").  Buyer may request with ten days following receipt of any Phase I Audit that recommends additional investigation, that such recommendations be performed ("Phase II Work").  Costs associated with
Phase II Work shall be paid by Eagle up to $15,000 and thereafter paid by
Buyer.  Within ten days of receiving the results of any Phase II Work that confirms the presence of a significant environmental concern that may reasonably have a Material Adverse Effect on Eagle, Buyer and Eagle will agree to negotiate a mutually agreeable resolution.  If a mutually agreeable resolution cannot be reached after ten days, Eagle and Buyer shall have the right to terminate this Agreement by providing written notice of the same.
	5.20	List of Eagle Stockholders.  At the Effective Time, Eagle shall deliver to Buyer a list of holders of record of the outstanding Eagle Common
Stock as of the most recent reasonably practicable date, and the accuracy of such list shall be certified by an authorized officer of Eagle.

ARTICLE VI

CONDITIONS PRECEDENT
	6.1	Conditions Precedent to Obligations of Buyer and Acquisition Corp.
Unless the conditions are waived by Buyer or Acquisition Corp., all obligations of Buyer and Acquisition Corp. under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:
		(a)	Representations and Warranties; Performance of Agreements.
The representations and warranties of Eagle contained in Article III of this
Agreement, or in any documents, certificates, schedules or exhibits delivered by, or on behalf, of Eagle to Buyer pursuant to this Agreement shall be true and correct as of this date and shall be true and correct as of the Closing
Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on Eagle.  Eagle shall have performed all agreements herein required to be performed by it on or before the Closing Date.
		(b)	Closing Certificate.  Buyer shall have received a certificate signed by the Chief Executive Officer of Eagle, dated as of the Closing Date, certifying in such detail as Buyer may reasonably request, as to the fulfillment of the conditions to the obligations of Buyer as set forth in this
Agreement and required to be fulfilled by Eagle on or before the Closing Date.
		(c)	Regulatory and Other Approvals.  Buyer shall have obtained the approval of all appropriate regulatory entities (including, without limitation, the approval of the FRB) of the transactions contemplated by this Agreement, all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.
		(d)	Approval of Merger and Delivery of this Agreement.  This
Agreement and the transactions contemplated herein shall have been approved by the Board of Directors and the shareholders of Eagle in accordance with applicable law and the Certificate of Incorporation and Bylaws of Eagle, and
the proper officers of Eagle shall have executed and delivered to Buyer copies of this Agreement and the Certificate of Merger, in form suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.
		(e)	No Litigation with Respect to Transactions.  No suit or other legal proceeding shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions;
		(f)	Deferred Compensation Agreement.  The Association shall have terminated all of its obligations under the Deferred Compensation Agreement entered into between Donald L. Fernandes and the Association dated December 15,
1986, as amended on September 22, 1992 (the "Compensation Agreement");
provided, however, that neither Eagle nor the Association shall prepay any future payment required under the Compensation Agreement.  Donald L. Fernandes shall receive ownership, effective as of the termination of the Compensation
Agreement, of the Massachusetts Mutual Policy, number 7-238-768, pursuant to
Section 3(c) of the Compensation Agreement.
		(g)	Opinion of Counsel.  Buyer shall have received an opinion of
Schiff Hardin & Waite, counsel for Eagle, dated as of the Closing Date, and in form and substance satisfactory to Buyer and its counsel as follows:
			(i)	Eagle is a corporation duly organized, validly existing
and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted as described in Eagle's 1998 Form
10-K.  Eagle is duly authorized to transact business under the laws of the
State of Delaware and each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse
Effect.  Eagle is a registered savings and loan holding company under the Home
Owners' Loan Act.
			(ii)	The Association is validly existing as a savings
association under the laws of the United States of America and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted as described in Eagle's 1998 Form
10-K.  The Association is duly authorized to transact business under the laws of each state in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.
			(iii)	To the best of our knowledge, there are no actions,
suits or proceedings pending or threatened against Eagle or the Eagle
Subsidiaries at law or in equity, before any federal, state, foreign, local or other governmental department, court, commission, board, bureau, agency or instrumentality which, in our opinion, based upon such knowledge, if the relief sought in the pleadings in such actions, suits, and proceedings were granted or if the threatened claims were accrued in full, are likely to have a Material
Adverse Effect on Eagle.
			(iv)	The execution and delivery of the Agreement, compliance
with the provisions thereof, and consummation of the transactions contemplated therein (a) shall not constitute a violation by Eagle or the Eagle Subsidiaries of any provision of law or (b) do not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under,
Eagle's or the Eagle Subsidiaries' corporate charter or bylaws.
			(v)	Eagle has full corporate power and authority to enter
into and perform the Agreement.  The Agreement has been duly authorized, executed and delivered by Eagle and is a legal and binding obligation of Eagle enforceable against Eagle in accordance with its terms.
			(vi)	No consent of any party or Governmental Entity is
required for the execution, delivery and performance by Eagle of the Agreement and the transactions contemplated thereby that have not been received or obtained as of the date hereof, except where the failure to obtain such consent will not have or be reasonably likely to have a Material Adverse Effect on
Eagle.
			(vii)	There are 5,000,000 authorized shares of Common Stock,
$.01 par value, of Eagle and 100,000 authorized shares of Preferred Stock, $.01 par value, of Eagle.  Eagle has no other authorized or outstanding stock of any class, series, designation or description.  The issuance and the sale of the
1,302,705 shares of Eagle Common Stock on June 29, 1996 in connection with the mutual-to-stock conversion of the Association and the simultaneous formation of
Eagle as the savings and loan holding company for the Association were duly and validly authorized by all necessary corporate action on the part of Eagle and were validly issued, fully paid and nonassessable.
		In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of Eagle or the Association or governmental officials as such counsel deems appropriate.
		(h)	No Adverse Changes.  Between the date of this Agreement and
the Closing Date, the business of Eagle and the Association, taken as a whole, shall have been conducted in the ordinary course consistent in all respects with prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Eagle or the
Association, taken as a whole.
		(i)	Consents.  Eagle and the Association shall have obtained all such written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement.
		(j)	Other Documents.  Buyer shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Eagle with the terms of this Agreement.
	6.2	Conditions Precedent to Obligations of Eagle.  Unless the conditions are waived by Eagle, all obligations of Eagle under this Agreement are subject to the fulfillment, before or at the Closing, of each of the following conditions:
		(a)	Representations and Warranties; Performance of Agreements.
The representations and warranties of Buyer and Acquisition Corp. contained in
Article IV of this Agreement, or in any documents, certificates or exhibits delivered by them, or on their behalf to Eagle pursuant to this Agreement shall be true and correct as of this date and shall be true and correct as of the
Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect on
Buyer.  Buyer and Acquisition Corp. shall have performed all agreements herein required to be performed by them on or before the Closing Date.
		(b)	Closing Certificate.  Eagle shall have received a certificate signed by the Chairman of the Board and Chief Executive Officer of Buyer, dated as of the Closing Date, certifying in such detail as Eagle may reasonably request, as to the fulfillment of the conditions to the obligations of Eagle as set forth in this Agreement and required to be fulfilled by Buyer or
Acquisition Corp. on or before the Closing.
		(c)	Regulatory and Other Approvals.  Buyer shall have obtained the approval of all appropriate regulatory entities (including, without limitation, the approval of the FRB) of the transactions contemplated by this Agreement;
all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.
		(d)	Approval of Merger and Delivery of this Agreement.  This
Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of Buyer and Acquisition Corp., and Buyer, as the sole shareholder of Acquisition Corp., in accordance with applicable law and the
Certificate of Incorporation and Bylaws of Acquisition Corp., and the proper officers of Buyer and Acquisition Corp. shall have executed and delivered to
Eagle copies of this Agreement and the Certificate of Merger, in form suitable for filing with the Delaware Secretary of State, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.
		(e)	No Litigation with Respect to Transactions.  No suit or other legal proceeding shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby, which reasonably could be expected to result in the issuance of a court order enjoining such transactions.
		(f)	Opinion of Counsel.  Buyer shall have received an opinion of
Chapman and Cutler, counsel for Buyer, dated as of the Closing Date, and in form and substance satisfactory to Eagle and its counsel as follows.
			(i)	Buyer is a corporation validly existing and in good
standing under the laws of the State of Nevada and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.  Acquisition Corp. is a corporation duly organized and validly existing under the laws of the State of Delaware and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.  Buyer is a registered bank holding company under the BHCA.
			(ii)	Buyer and Acquisition Corp. have full corporate power
and authority to execute and deliver the Agreement and to consummate the transactions contemplated hereby.  The execution and delivery and performance of the Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and
Acquisition Corp., and, in the case of the Agreement, by Buyer as the sole shareholder of Acquisition Corp., these being the only corporate authorizations required under the Certificate of Incorporation and Bylaws of Buyer and
Acquisition Corp. and Delaware Law.  The Agreement has been duly and validly executed and delivered by Buyer and Acquisition Corp. and constitute the valid and binding obligation of Buyer and Acquisition Corp. enforceable against Buyer and Acquisition Corp. in accordance with its terms.
			(iii)	the execution, delivery and performance by Buyer and
Acquisition Corp. of the Agreement do not violate the Certificate of
Incorporation or Bylaws of Buyer or Acquisition Corp.
			(iv)	no consents or approvals of, or filings or registrations
with, any Governmental Entity are necessary in connection with the execution and delivery by Buyer or Acquisition Corp. of the Agreement and the
consummation by Buyer and Acquisition Corp. of the Merger and the other transactions contemplated hereby, that have not been received or obtained as of the date hereof, except where the failure to obtain such consent or approval or to make such filing or registration will not have or be reasonably likely to have a Material Adverse Effect on Buyer or Eagle.
			(v)	no consent, approval, authorization, order, registration
or qualification of or with any court or Governmental Entity are necessary for the consummation by Buyer or Acquisition Corp. of the transactions contemplated by this Agreement, except such as have been obtained.
		In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of Buyer or governmental officials as such counsel deems appropriate.
		(g)	Fairness Opinion.  Eagle shall have received from Trident, a fairness opinion dated as of the date of the Proxy Statement and in form and substance reasonably satisfactory to Eagle, to the effect that the consideration to be received in the Merger by the shareholders of Eagle is fair, from a financial point of view, to the shareholders of Eagle.
		(h)	Other Documents.  Eagle shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Buyer and Acquisition Corp. with the terms of this Agreement.

ARTICLE VII

TERMINATION, EXPENSES AND AMENDMENT
	7.1	Termination.  This Agreement may be terminated before the Effective
Time:
		 (a)	at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Eagle, by written agreement between Buyer and Eagle, if the Board of Directors of each so determines;
		(b)	at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Eagle, by either the Board of Directors of Eagle or the Board of Directors of Buyer and
Acquisition Corp. if (i) any Governmental Entity that must grant a Requisite
Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;
		(c)	by either the Board of Directors of Eagle or the Board of
Directors of Buyer and Acquisition Corp. if the Merger shall not have been consummated on or before February 29, 2000, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
		(d)	by Buyer or Eagle if any approval of the shareholders of Eagle required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;
		(e)	by Eagle, upon two (2) days' prior notice to Buyer, if, as a result of an unsolicited tender offer by a party other than Buyer or its affiliates or any written offer or proposal with respect to a merger, share exchange, sale of a material portion of its assets or other business combination (each, a "Business Combination Proposal") by a party other than
Buyer or its affiliates, the Board of Directors of Eagle determines in good faith that its fiduciary obligations under applicable law require that such
Business Combination Proposal be accepted; provided, however, that:
			(i)	the Board of Directors of Eagle shall have been advised
in an opinion of outside counsel that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions that may be offered by Buyer in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and
			(ii)	before delivering the two (2) days' prior notice to
Buyer to effect a termination under this paragraph (e), Eagle shall, and shall cause its financial and legal advisors to, negotiate with Buyer for three (3)
calendar days to make such adjustments in the terms and conditions of this
Agreement as would enable Eagle to proceed with the transactions contemplated herein on such adjusted terms;
		(f)	by Eagle, by written notice to Buyer, if:
			(i)	there exists any material breach or breaches of the
representations and warranties of Buyer made herein, and such breaches shall not have been remedied within thirty (30) days after receipt by Buyer of notice in writing from Eagle, specifying the nature of such breaches and requesting that they be remedied; or
			(ii)	Buyer shall have failed to perform and comply with, in
all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by Buyer of notice in writing from Eagle, specifying the nature of such failure and requesting that it be remedied; or
		(g)	by Buyer, by written notice to Eagle, if:
			(i)	there exists any material breach or breaches of the
representations and warranties of Eagle made herein, and such breaches shall not have been remedied within thirty (30) days after receipt by Eagle of notice in writing from Buyer, specifying the nature of such breaches and requesting that they be remedied; or
			(ii)	Eagle shall have failed to perform and comply with, in
all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty (30) days after receipt by Eagle of notice in writing from Buyer, specifying the nature of such failure and requesting that it be remedied; or
			(iii)	the Board of Directors of Eagle or any committee
thereof:
			(A)	shall withdraw or modify in any manner adverse to Buyer
its approval or recommendation of this Agreement or the Merger,
			(B)	shall fail to reaffirm such approval or recommendation
upon Buyer's request,

			(C)	shall approve or recommend any Business Combination
Proposal involving Eagle other than the Merger involving Eagle, in each case, by or involving a party other than Buyer or any of its affiliates or
			(D)	shall resolve to take any of the actions specified in
clause (A), (B) or (C).
	7.2	Effect of Termination.  Subject to Section 7.3, in the event of termination of this Agreement by Eagle or Buyer pursuant to Section 7.1 there shall be no liability on the part of either Eagle or Buyer or their respective officers or directors hereunder, except that Section 5.3(b), Section 5.18,
Section 7.2 and Section 7.3 shall survive the termination.
	7.3	Termination Fee; Expenses.
		(a)	Termination Fee.  If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (A) Section
7.1(f)(i) or (ii), or (B) Section 7.1(g)(i) or (ii), then the breaching party shall promptly (but no later than three (3) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all documented out-of-pocket expenses and fees incurred by the non-breaching party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not in excess of $250,000;
provided, however, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its documented out-of-pocket expenses and fees (which shall be paid as specified above and shall not be limited to $250,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.
		(b)	Alternative Termination Fee.  If this Agreement is terminated at such time that this Agreement is terminable pursuant to Section 7.1(e), then
Eagle shall pay to Buyer, in immediately available funds at the time of the termination of this Agreement, $750,000.
		(c)	Expenses.  The parties agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this
Agreement and constitute liquidated damages and not a penalty.  If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street
Journal (Midwest Edition) from the date such fee was required to be paid.
	7.4	Amendment.  Subject to compliance with applicable law, this
Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of
Eagle; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Eagle, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Eagle Common Stock hereunder other than as contemplated by this
Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
	7.5	Extension; Waiver.  At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Board of
Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this
Agreement by the shareholders of Eagle, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Eagle Common Stock hereunder other than as contemplated by this Agreement.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISION
	8.1	Non-survival of Representations, Warranties and Agreements.  None of
the representations, warranties, covenants and agreements in this Agreement (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.  Without by implication limiting the foregoing, none of the directors or officers of the parties hereto shall have any liability for any of the representations, warranties, covenants and agreements contained herein.
	8.2	Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Buyer addressed to:
			First Busey Corporation
			102 E. Main, Suite 102
			Urbana, Illinois  61801
			Attention: Douglas C. Mills, Chairman of the Board and
				       Chief Executive Officer
			Telephone: (217) 365-4512
			Facsimile: (217) 365-4592
		with a copy to:
			Mark J. Kneedy, Esq.
			Chapman and Cutler
			111 West Monroe
			Chicago, Illinois  60603
			Telephone: (312) 845-3000
			Facsimile: (312) 701-2361
	If to Eagle, addressed to:
			Eagle BancGroup, Inc.
			301 Fairway Drive
			Bloomington, Illinois 61701
			Attention: Donald L. Fernandes, President and Chief Executive
Officer
			Telephone: (309) 663-6345
			Facsimile: (309) 663-8763

		with a copy to:
			Christopher J. Zinski, Esq.
			Schiff Hardin & Waite
			6600 Sears Tower
			Chicago, Illinois 60606
			Telephone: (312) 258-5548
Facsimile:  (312 ) 258-5600

	8.3	Interpretation.  When a reference is made in this Agreement to
Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require
Eagle, the Eagle Subsidiaries, Buyer or Buyer Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.
	8.4	Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
	8.5	Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
	8.6	Governing Law.  This Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law.
	8.7	Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If, however, any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, then the parties hereto shall in good faith amend this Agreement to include an alternative provision that accomplishes a similar result.
	8.8	Publicity.  Except as otherwise required by applicable law or the rules of The Nasdaq Stock Market or any other applicable securities exchange, neither Eagle nor Buyer shall, nor shall Eagle or Buyer permit the Eagle Subsidiaries or any subsidiary of Buyer, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.
	8.9	Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in this Section 8.9 and in Section 5.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

	IN WITNESS WHEREOF, Buyer, Acquisition Corp. and Eagle have executed this Agreement as of the day and year hereinabove first written.

							FIRST BUSEY CORPORATION
							By:	/s/  Douglas C. Mills
							Name:	Douglas C. Mills
							Title:	Chairman of the Board and
									Chief Executive Officer


							FBC ACQUISITION CORP.
							By:	/s/  Douglas C. Mills
							Name:	Douglas C. Mills
							Title:	President


							EAGLE BANCGROUP, INC.
							By:	/s/  Donald L. Fernandes
							Name:	Donald L. Fernandes
							Title:	President and Chief Executive
									Officer